Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Plains All American Pipeline, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
December 30, 2013